Item 30. Exhibit (h) i. d. 1. ii

AMENDMENT DATED August 7, 2023

To

Schedule A to Amended and Restated Participation Agreement

Dated September 28, 2021, as amended on September 28, 2021, and August 7, 2023 among C.M. Life Insurance Company, Fidelity Distributors Company LLC and each of Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV and Variable Insurance Products V (the “Agreement”).

Schedule A of the Agreement is hereby deleted and replaced with Schedule A below.

SCHEDULE A

Separate Accounts and Associated Contracts (Effective September 28, 2021 and amended as of August 7, 2023)

Name of Separate Account and Date	Policy Form Numbers (and Product Names) of
Established by Board of Directors	Contracts Funded by Separate Account
C.M. Life Variable Life Separate Account I	P1-98, P1-98M
February 2, 1995	(Survivorship Variable Universal Life)
P2-98, P2-98
(Variable Universal Life)
P5-99
(Survivorship Variable Universal Life II)
P8-95U
(Executive Benefit Variable Universal Life)
C.M. Life Electrum SelectSM
(ICC21SL18)
Apex VULSM
(ICC23-CMVUL)
C.M. Multi-Account A	MUVA 94
(August 3, 1994)	(Panorama Premier)
MUVA 94
(Panorama Passage)
MUVA 94
(MassMutual Artistry)
Panorama Plus Separate Account	PANA+C92, PANA+I92
(September 25, 1991)	(Panorama Plus)

IN WITNESS WHEREEOF, the parties have hereto affixed their respective authorized signatures, intending this Amendment be effective as of August 7, 2023.

C.M. LIFE INSURANCE COMPANY

By:	/s/ Paul LaPiana
Name:	Paul LaPiana
Title:	Executive Vice President

VARIABLE INSURANCE PRODUCTS FUND,

VARIABLE INSURANCE PRODUCTS FUND II,

VARIABLE INSURANCE PRODUCTS FUND III,

VARIABLE INSURANCE PRODUCTS FUND IV,

and VARIABLE INSURANCE PRODUCTS V

By:	/s/ Colm Hogan
Name:	Colm Hogan
Title:	Assistant Treasurer

FIDELITY DISTRIBUTORS COMPANY LLC

By:	/s/ Robert Bachman
Name:	Robert Bachman
Title:	EVP